UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                         Filed pursuant to Section 16(a)
                     of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
              or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

   Richard Nadeau, Jr.
   c\o Nadeau & Simmons, P.C.
   1250 Turks Head Building
   Providence, RI 02903


2. Issuer Name and Ticker or Trading Symbol

   Providence Capital VII, Inc.

   Ticker or Trading Symbol: N/A


3. IRS or Social Security Number of Reporting Person (Voluntary)

   N/A


4. Statement for Month/Year

   June, 2000


5. If Amendment, Date of Original (Month/Year)
   N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other

   (specify below)
    President

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned

__________________________________________________________________________________________________________________________________
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |      |7.Nature of Indirect
                           | Transaction |  or Disposed of (D)              |  Securities       |6.Dir |  Beneficial Ownership
                           |      |      |                                  |  Beneficially     |ect   |
                           |      |    | |                  |   |           |  Owned            |(D)or |
                           |      |    | |                  | A/|           |                   |Indir |
                           | Date |Code|V|    Amount        | D |    Price  |                   |ect(I)|
__________________________________________________________________________________________________________________________________
COMMON STOCK (voting)      |11/24/|K   | |   100,000        |A  |    $0.0038|  100,000          |D     |N/A
                            1999  |    | |                  |   |           |                   |      |
----------------------------------------------------------------------------------------------------------------------------------
__________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount |8.Price|9.Number     |10.|11.Nature of
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|ofDeriva    |Dir|Indirect
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|
___________________________________________________________________________________________________________________________________
                                                                                                                      <C
       N/A            |        |     |    | |           |   |     |     |            |       |       |            |   |
                      |        |     |    | |           |   |     |     |            |       |       |            |   |
-----------------------------------------------------------------------------------------------------------------------------------
                      |        |     |    | |           |   |     |     |            |       |       |            |   |
___________________________________________________________________________________________________________________________________


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SIGNATURE OF REPORTING PERSON

/s/ Richard Nadeau, Jr.

RICHARD NADEAU, JR.

DATE

July 18, 2000